UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2006
TRANSMETA CORPORATION

(Exact name of Registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-31803	77-0402448

(Commission File Number)	(IRS Employer Identification No.)

3990 Freedom Circle, Santa Clara, CA	95054

(Address of principal executive offices)	(Zip Code)
(408) 919-3000

(Registrant’s telephone number, including area code)
NOT APPLICABLE

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 2, 2006, Transmeta Corporation (“Transmeta” or the “Company”) granted to each of the seven non-employee members of the Company’s Board of Directors a regular annual stock option to purchase up to 50,000 shares of Transmeta common stock. The seven non-employee directors of the Company receiving such grants are R. Hugh Barnes, Lester M. Crudele, Robert V. Dickinson, Murray A. Goldman, William P. Tai, T. Peter Thomas, and Rick Timmins.
     Each such annual stock option was granted pursuant to the Company’s 2000 Equity Incentive Plan and the Company’s non-employee director compensation plan approved and announced in June 2005. In accordance with the Company’s 2000 Equity Incentive Plan, the Company made those grants on the date immediately following the Company’s regular annual meeting of stockholders, which was held most recently on June 1, 2006. Each of those annual grants includes an automatic stock option and a discretionary stock option, including an incremental discretionary option to purchase 23,151 shares of Transmeta common stock in order to adjust for the unusual timing of the Company’s 2005 annual meeting of stockholders in November 2005, with each such annual grant constituting an aggregate option to purchase a total of up to 50,000 shares of Transmeta common stock.
     Each of those stock options has an exercise price per share of $1.48, which was the closing price of the Company’s common stock on the Nasdaq National Market on the effective date of grant; is exercisable for a term of 10 years from the date of grant, subject to earlier termination pursuant to the terms of the standard plan grant forms; and is a non-qualified stock option. Each such stock option will vest over three years at a rate of one-third of the total shares on the first anniversary of the date of grant, and 2.77778% of the total shares each month after that, so long as the non-employee director remains a director or consultant of the Company. In the event of the dissolution, liquidation or change in control of the Company, each such option will vest and be exercisable in full.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMETA CORPORATION
Date: June 5, 2006	By:	/s/ John O'Hara Horsley
John O'Hara Horsley,
Executive Vice President, General Counsel & Secretary